Exhibit 1

Transactions in Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND III LP

Sale of Common Shares	(3,199,946)	6.0300	03/30/2026

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Common Shares	(377,756)	6.0300	03/30/2026

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Common Shares	(164,569)	6.0300	03/30/2026

STARBOARD X MASTER FUND II LP

Sale of Common Shares	(928,055)	6.0300	03/30/2026

STARBOARD G FUND, L.P.

Sale of Common Shares	(1,010,430)	6.0300	03/30/2026

STARBOARD VALUE LP
(Through the Starboard Value LP Account)

Sale of Common Shares	(619,244)	6.0300	03/30/2026